FOR IMMEDIATE RELEASE

Media Inquiries:

Christopher Welch
Glowpoint, Inc.
(866) 456-9764, ext. 2002
pr@glowpoint.com

Glowpoint Restructures Outstanding Debt, Raises Additional Capital
Company Positioned for Strong Growth

HILLSIDE, N.J. - September 24, 2007 - Glowpoint, Inc. (OTC:GLOW.OB), announced today that it has completed a restructuring of its Senior Secured Convertible Notes, which, among other things, extended the maturity date eighteen (18) months to March 31, 2009, and introduced a mandatory conversion feature subject to certain terms and conditions. Glowpoint also issued approximately $3.5 million of additional convertible notes (as amended) to a combination of existing note holders, new investors and Company insiders, which included members of the senior management team and directors.

In connection with the above transactions, the Company also exchanged all of its existing and outstanding shares of Series B Convertible Preferred Stock, with a stated value of approximately $2.9 million plus accrued dividends of approximately $1.1 million, for shares of newly created Series C Convertible Preferred Stock. In the aggregate, Glowpoint issued approximately 475 shares of Series C Convertible Preferred Stock, which included 76.25 shares issued in exchange for 1,525,000 shares of common stock held by the Series B Preferred Stockholders. The Series C Preferred Stock has a stated value of $10,000 per share and does not pay dividends.

As consideration for amending the Notes, existing note holders were issued Series A-2 warrants to purchase an aggregate of 4,772,820 shares of common stock on terms substantially similar to the warrants issued in the March 31, 2006 financing.

In connection with the new convertible note financing, the Company sold approximately $3,538,000 of additional notes, maturing on March 31, 2009. The additional notes have a conversion price of $0.50, bear interest at 10% per annum increasing to 12% on the one-year anniversary from the issuance date. Purchasers of the additional notes were also issued Series A-2 warrants to purchase an aggregate of 3,538,000 shares of common stock. The Series A-2 Warrants expire five years from issuance and have a $0.65 strike price. The proceeds from the financing will be used primarily to fund growth through sales and marketing efforts and retire aged payables.

“We believe the extension of the maturity date and infusion of additional growth capital represents a vote of confidence from our stakeholders and a clear recognition of the milestones the Company has achieved over the last eighteen months. We believe our improved balance sheet and stronger working capital position provides Glowpoint with the resources and stability necessary to build on its recent accomplishments, generate momentum, accelerate revenue growth and achieve near-term profitability,” said Michael Brandofino, Glowpoint's President and Chief Executive Officer.

The notes, warrants and other securities were issued to institutional investors and certain company insiders in reliance on Regulation D under the Securities Act of 1933. Pursuant to the terms of the financing, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the notes, the warrants and the Series C preferred stock.

For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Glowpoint

Glowpoint, Inc. (OTC:GLOW.OB) is a premiere broadcast-quality, IP-based managed video services provider. Glowpoint offers video conferencing, bridging, technology hosting, and IP-broadcasting services to a vast array of companies, from large Fortune 100® enterprises to small and medium-sized businesses. Glowpoint’s managed-video services are available bundled with Glowpoint’s quality-network offering or as a value-added managed-video service across other networks. Glowpoint is exclusively focused on high quality two-way video communications and has been supporting millions of video calls since its launch in 2000. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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